SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 9)*

                            LAMAR ADVERTISING COMPANY
                                (Name of Issuer)

                CLASS A COMMON STOCK, PAR VALUE $0.001 PER SHARE
                         (Title of Class of Securities)

                                    512815101
                                 (CUSIP Number)

                               SPO Advisory Corp.
                         591 Redwood Highway, Suite 3215
                          Mill Valley, California 94941
                                 (415) 383-6600

                                 with a copy to:

                                Alison S. Ressler
                             Sullivan & Cromwell LLP
                             1888 Century Park East
                       Los Angeles, California 90067-1725
                                 (310) 712-6600

           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                  July 2, 2008
             (Date of Event which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this Schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [_].

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                              Page 1 of 25 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON SPO Partners II, L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS WC
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                          7.  SOLE VOTING POWER
                              15,918,384 (1)
                          ------------------------------------------------------
  NUMBER OF SHARES        8.  SHARED VOTING POWER
 BENEFICIALLY OWNED           -0-
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.  SOLE DISPOSITIVE POWER
                              15,918,384 (1)
                          ------------------------------------------------------
                          10. SHARED DISPOSITIVE POWER
                              -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         15,918,384
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         20.7%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------

(1) Power is exercised through its sole general partner, SPO Advisory Partners, L.P.

CUSIP No. 512815101                                           Page 2 of 25 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON SPO Advisory Partners, L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 15,918,384 (1)(2)
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              -0-
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 15,918,384 (1)(2)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         15,918,384
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         20.7%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------

(1) Solely in its capacity as the sole general partner of SPO Partners II, L.P.
(2) Power is exercised through its sole general partner, SPO Advisory Corp.

CUSIP No. 512815101                                           Page 3 of 25 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         San Francisco Partners II, L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         WC
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         California
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 735,730 (1)
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              -0-
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 735,730 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         735,730
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         1.0%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------

(1) Power is exercised through its sole general partner, SF Advisory Partners, L.P.

CUSIP No. 512815101                                           Page 4 of 25 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         SF Advisory Partners, L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 735,730 (1)(2)
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              -0-
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 735,730 (1)(2)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         735,730
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         1.0%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------

(1) Solely in its capacity as the sole general partner of San Francisco Partners II, L.P.
(2) Power is exercised through its sole general partner, SPO Advisory Corp.

CUSIP No. 512815101                                           Page 5 of 25 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         SPO Advisory Corp.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 16,654,114 (1)(2)
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              -0-
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 16,654,114 (1)(2)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         16,654,114
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         21.6%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         CO
--------------------------------------------------------------------------------

(1) Solely in its capacity as the sole general partner of SPO Advisory Partners, L.P. with respect to 15,918,384 of such shares; and solely in its capacity as the sole general partner of SF Advisory Partners, L.P. with respect to 735,730 of such shares.

(2) Power is exercised through its three controlling persons, John H. Scully, William E. Oberndorf and William J. Patterson.

CUSIP No. 512815101                                           Page 6 of 25 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         John H. Scully
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 303,300 (1)
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              16,654,114 (2)
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 303,300 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 16,654,114 (2)
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         16,957,414
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         22.0%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

(1) Of these shares, 18,700 shares are held in the John H. Scully Individual Retirement Accounts, which are self-directed, and 284,600 shares may be deemed to be beneficially owned by Mr. Scully solely in his capacity as controlling person, sole director and executive officer of Phoebe Snow Foundation, Inc.

(2) These shares may be deemed to be beneficially owned by Mr. Scully solely in his capacity as one of three controlling persons of SPO Advisory Corp.

CUSIP No. 512815101                                           Page 7 of 25 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         William E. Oberndorf
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 38,500 (1)
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              16,654,114 (2)
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 38,500 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 16,654,114 (2)
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         16,692,614
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         21.7%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

(1) These shares are held in the William E. Oberndorf Individual Retirement Account, which is self-directed.

(2) These shares may be deemed to be beneficially owned by Mr. Oberndorf solely in his capacity as one of three controlling persons of SPO Advisory Corp.

CUSIP No. 512815101                                           Page 8 of 25 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         William J. Patterson
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 1,700 (1)
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              16,704,914 (2)
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 1,700 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 16,704,914 (2)
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         16,706,614
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         21.7%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

(1) These shares are held in the William J. Patterson Individual Retirement Account, which is self directed.

(2) Of these shares, 16,654,114 shares may be deemed to be beneficially owned by Mr. Patterson solely in his capacity as one of three controlling persons of SPO Advisory Corp. and 50,800 shares may be deemed to be beneficially owned by Mr. Patterson solely in his capacity as a controlling person, director and executive officer of The Elizabeth R. & William J. Patterson Foundation.

CUSIP No. 512815101                                           Page 9 of 25 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         Phoebe Snow Foundation, Inc.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         WC
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         California
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 284,600 (1)
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              -0-
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 284,600 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         284,600
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.4%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         CO
--------------------------------------------------------------------------------

(1) Power is exercised through its controlling person, sole director and executive officer, John H. Scully.

CUSIP No. 512815101                                          Page 10 of 25 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         The Elizabeth R. & William J. Patterson Foundation
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         WC
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         California
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 50,800 (1)
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              -0-
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 50,800 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         50,800
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.1%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         CO
--------------------------------------------------------------------------------

(1) Power is exercised through its controlling persons, directors and executive officers, William J. Patterson and Elizabeth R. Patterson.

CUSIP No. 512815101                                          Page 11 of 25 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         Eli J. Weinberg
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         PF
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(f) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 126
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              -0-
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 126
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         126
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         **0.1%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

**  Denotes less than.

CUSIP No. 512815101                                          Page 12 of 25 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         Ian R. McGuire
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     [_]
                                                                     (b)     [X]
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         PF
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [_]
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 1,156 (1)
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              -0-
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 1,156 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,156
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES [_]
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         **0.1%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

**  Denotes less than.

(1) Of these shares, 256 shares are held in the Ian R. McGuire Individual Retirement Account, which is self-directed.

                                                             Page 13 of 25 pages

         This Amendment No. 9 amends the Schedule 13D (the "Original 13D") filed with the Securities and Exchange Commission ("SEC") on August 22, 2005 and as amended on May 10, 2006, July 19, 2006, July 31, 2007, October 2, 2007, March 21, 2008, April 15, 2008, June 26, 2008 and July 1, 2008. Unless otherwise stated herein, the Original 13D, as previously amended, remains in full force and effect. Terms used therein and not defined herein shall have the meanings ascribed thereto in the Original 13D.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         Item 3 is hereby amended and restated in its entirety as follows:

         The source and amount of the funds used or to be used by the Reporting Persons to purchase Shares are as follows:

NAME                           SOURCE OF FUNDS                       AMOUNT OF FUNDS
---------------------          ---------------------------           ---------------
SPO                            Contributions from Partners           $668,512,914
SPO Advisory Partners          Not Applicable                        Not Applicable
SFP                            Contributions from Partners           $30,762,451
SF Advisory Partners           Not Applicable                        Not Applicable
SPO Advisory Corp.             Not Applicable                        Not Applicable
JHS                            Not Applicable and Personal Funds     $778,865
WEO                            Not Applicable and Personal Funds     $1,333,503
WJP                            Not Applicable and Personal Funds     $66,412
PS Foundation                  Contributions from Shareholders       $15,077,638
Patterson Foundation           Contributions from Shareholders       $1,980,615
EJW                            Personal Funds                        $5,672
IRM                            Personal Funds                        $55,943

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         (a) Percentage interest calculations for each Reporting Person are based upon the Issuer having 76,991,663 total outstanding shares of Class A common stock as reported on the Issuer's 10-Q filed with the Securities and Exchange Commission on May 8, 2008.

         SPO

         The aggregate number of Shares that SPO owns beneficially, pursuant to Rule 13d-3 of the Act, is 15,918,384 Shares, which constitutes approximately 20.7% of the outstanding Shares.

         SPO Advisory Partners

         Because of its position as the sole general partner of SPO, SPO Advisory Partners may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 15,918,384 Shares, which constitutes approximately 20.7% of the outstanding Shares.

         SFP

         The aggregate number of Shares that SFP owns beneficially, pursuant to Rule 13d-3 of the Act, is 735,730 Shares, which constitutes approximately 1.0% of the outstanding Shares.

                                                             Page 14 of 25 pages

         SF Advisory Partners

         Because of its position as the sole general partner of SFP, SF Advisory Partners may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 735,730 Shares, which constitutes approximately 1.0% of the outstanding Shares.

         SPO Advisory Corp.

         Because of its positions as the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, SPO Advisory Corp. may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 16,654,114 Shares in the aggregate, which constitutes approximately 21.6% of the outstanding Shares.

         JHS

         Individually, and because of his positions as a control person of SPO Advisory Corp. and controlling person, sole director and executive officer of PS Foundation, JHS may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 16,957,414 Shares, which constitutes approximately 22.0% of the outstanding Shares.

         WEO

         Individually and because of his position as a control person of SPO Advisory Corp., WEO may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 16,692,614 Shares, which constitutes approximately 21.7% of the outstanding Shares.

         WJP

         Individually and because of his position as a control person of SPO Advisory Corp. and as a control person, director and executive officer of Patterson Foundation, WJP may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 16,706,614 Shares, which constitutes approximately 21.7% of the outstanding Shares.

         PS FOUNDATION

         The aggregate number of Shares that PS Foundation owns beneficially, pursuant to Rule 13d-3 of the Act, is 284,600 Shares, which constitutes approximately 0.4% of the outstanding Shares.

                                                             Page 15 of 25 pages

         PATTERSON FOUNDATION

         The aggregate number of Shares that Patterson Foundation owns beneficially, pursuant to Rule 13d-3 of the Act, is 50,800 Shares, which constitutes approximately 0.1% of the outstanding Shares.

         EJW

         The aggregate number of Shares that EJW owns beneficially, pursuant to Rule 13d-3 of the Act, is 126 Shares, which constitutes less than 0.1% of the outstanding Shares.

         IRM

         The aggregate number of Shares that IRM owns beneficially, pursuant to Rule 13d-3 of the Act, is 1,156 Shares, which constitutes less than 0.1% of the outstanding Shares.

         To the best of the knowledge of each of the Reporting Persons, other than as set forth above, none of the persons named in Item 2 hereof is the beneficial owner of any Shares.

         (b)

         SPO

         Acting through its sole general partner, SPO has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 15,918,384 Shares.

         SPO Advisory Partners

         Acting through its sole general partner and in its capacity as the sole general partner of SPO, SPO Advisory Partners has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 15,918,384 Shares.

         SFP

         Acting through its sole general partner, SFP has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 735,730 Shares.

         SF Advisory Partners

         Acting through its sole general partner and in its capacity as the sole general partner of SFP, SF Advisory Partners has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 735,730 Shares.

         SPO Advisory Corp.

         Acting through its controlling persons and in its capacities as the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, SPO Advisory Corp. has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 16,654,114 Shares in the aggregate.

                                                             Page 16 of 25 pages

         JHS

         As one of three controlling persons of SPO Advisory Corp., which is the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, JHS may be deemed to have shared power with WEO and WJP to vote or to direct the vote and to dispose or to direct the disposition of 16,654,114 Shares held by SPO and SFP in the aggregate. In addition, JHS has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 18,700 Shares held in the John H. Scully Individual Retirement Accounts, which are self-directed individual retirement accounts, and 284,600 Shares held by the PS Foundation, for which JHS is the controlling person, sole director and executive officer.

         WEO

         As one of three controlling persons of SPO Advisory Corp., which is the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, WEO may be deemed to have shared power with JHS and WJP to vote or to direct the vote and to dispose or to direct the disposition of 16,654,114 Shares held by SPO and SFP in the aggregate. In addition, WEO has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 38,500 shares held in the William E. Oberndorf Individual Retirement Account, which is a self-directed individual retirement account.

         WJP

         As one of the controlling persons of SPO Advisory Corp., which is the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, WJP may be deemed to have shared power with JHS and WEO to vote or to direct the vote and to dispose or to direct the disposition of 16,654,114 Shares held by SPO and SFP in the aggregate. WJP may be deemed to have shared power to vote or to direct the vote and to dispose or to direct the disposition of 50,800 Shares held by the Patterson Foundation. In addition, WJP has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 1,700 Shares held in the William J. Patterson Individual Retirement Account, which is a self-directed individual retirement account.

         PS FOUNDATION

         Acting through its controlling person, PS Foundation has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 284,600 Shares.

         PATTERSON FOUNDATION

         Acting through its two controlling persons, directors and executive officers, Patterson Foundation has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 50,800 Shares.

         EJW

         EJW has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 126 Shares.

         IRM

         IRM has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 256 Shares held in the Ian R. McGuire Individual Retirement Account, which is a self-directed individual retirement account. In addition, IRM has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 900 Shares.

         (c) Since the most recent filing on Schedule 13D, Reporting Persons purchased Shares in open market transactions on the Nasdaq Global Select Market as set forth on Schedule I attached hereto.

                                                             Page 17 of 25 pages

         Except as set forth in this paragraph (c), to the best of the knowledge of each of the Reporting Persons, none of the persons named in response to paragraph (a) has effected any transactions in Shares since the most recent filing on Schedule 13D.

         (d) Each of the Reporting Persons affirms that no person other than such Reporting Person has the right to receive or the power to direct the receipt of distributions with respect to, or the proceeds from the sale of, Shares owned by such Reporting Person.

         (e) Not applicable.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

         Item 7 is hereby amended and restated in its entirety as follows:

Exhibit A:        Agreement pursuant to Rule 13d-1 (k)

Exhibit B:        Powers of Attorney (previously filed)

                                                             Page 18 of 25 pages


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated July 7, 2008                        By:      /s/ Kim M. Silva
                                               --------------------------------
                                                   Kim M. Silva

                                           Attorney-in-Fact for:

                                           SPO PARTNERS II, L.P.(1)
                                           SPO ADVISORY PARTNERS, L.P.(1)
                                           SAN FRANCISCO PARTNERS II, L.P.(1)
                                           SF ADVISORY PARTNERS, L.P.(1)
                                           SPO ADVISORY CORP.(1)
                                           JOHN H. SCULLY(1)
                                           WILLIAM E. OBERNDORF(1)
                                           WILLIAM J. PATTERSON(1)
                                           PHOEBE SNOW FOUNDATION, INC.(1)
                                           THE ELIZABETH R. & WILLIAM J.
                                              PATTERSON FOUNDATION(1)
                                           ELI J. WEINBERG(1)
                                           IAN R. McGUIRE(1)


                                           (1) A Power of Attorney
                                           authorizing Kim M. Silva to
                                           act on behalf of this
                                           person or entity has been
                                           previously filed with the
                                           Securities and Exchange
                                           Commission.

                                                                                                                 Page 19 of 25 pages
                                                    SCHEDULE I TO SCHEDULE 13D

Reporting Person                                 Date of         Type    Number of     Price Per     Where/How
                                                 Transaction             Shares        Share ($)     Transaction Effected
--------------------------------------------------------------------------------------------------------------------------------
SPO Partners II, L.P.                            07/01/08        Buy      198          34.5800        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      396          34.5900        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      12935        34.6000        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      29           34.6100        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      396          34.6200        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      198          34.6300        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      975          34.6400        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      31251        34.6500        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      1089         34.6600        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      8791         34.6700        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      1757         34.6800        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      2417         34.6900        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      36636        34.7000        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      2078         34.7100        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      1069         34.7200        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      891          34.7300        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      3760         34.7400        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      51781        34.7500        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      15042        34.7600        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      691          34.7700        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      200          34.7800        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      1188         34.7900        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      9493         34.8000        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      792          34.8100        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      14727        34.8200        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      792          34.8300        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      99           34.8400        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      1484         34.8500        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      317          34.8600        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      990          34.8700        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      3008         34.8800        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      1878         34.8900        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      6037         34.9000        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      2969         34.9100        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      1426         34.9200        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      8569         34.9300        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      4453         34.9400        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      8544         34.9500        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      1841         34.9600        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      6037         34.9700        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      14359        34.9800        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      5344         34.9900        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      18331        35.0000        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      13128        35.0100        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      10144        35.0200        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      6346         35.0300        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      2671         35.0400        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      3736         35.0500        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      1401         35.0600        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      3167         35.0700        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      2359         35.0800        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      9995         35.0900        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      18901        35.1000        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      5940         35.1100        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      10193        35.1200        Open Market/Broker

                                                                                                                 Page 20 of 25 pages
                                                    SCHEDULE I TO SCHEDULE 13D

Reporting Person                                 Date of         Type    Number of     Price Per     Where/How
                                                 Transaction             Shares        Share ($)     Transaction Effected
--------------------------------------------------------------------------------------------------------------------------------
SPO Partners II, L.P.                            07/01/08        Buy      21185        35.1300        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      4615         35.1400        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      18559        35.1500        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      8906         35.1600        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      5586         35.1700        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      3187         35.1800        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      18584        35.1900        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      14232        35.2000        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      9764         35.2100        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      15959        35.2200        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      8349         35.2300        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      6632         35.2400        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      6393         35.2500        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      5686         35.2600        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      2187         35.2700        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      4651         35.2800        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      2700         35.2900        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      1880         35.3000        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      6160         35.3100        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      3464         35.3200        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      2771         35.3300        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      2276         35.3400        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      1880         35.3500        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      2792         35.3600        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      2573         35.3700        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      2078         35.3800        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      2771         35.3900        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      2177         35.4000        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      3859         35.4100        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      2736         35.4200        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      1940         35.4300        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      3457         35.4400        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      2838         35.4500        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      1682         35.4600        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      6531         35.4700        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      6136         35.4800        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      4057         35.4900        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      20662        35.5000        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      99           35.5200        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      396          35.5300        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      396          35.5400        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      495          35.5600        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      99           35.5800        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      297          35.6200        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      99           35.6300        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      99           35.6400        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      297          35.6500        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      891          35.6600        Open Market/Broker
SPO Partners II, L.P.                            07/01/08        Buy      198          35.6700        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      2            34.5800        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      4            34.5900        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      136          34.6000        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      4            34.6200        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      2            34.6300        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      10           34.6400        Open Market/Broker

                                                                                                                 Page 21 of 25 pages
                                                    SCHEDULE I TO SCHEDULE 13D

Reporting Person                                 Date of         Type    Number of     Price Per     Where/How
                                                 Transaction             Shares        Share ($)     Transaction Effected
--------------------------------------------------------------------------------------------------------------------------------
William E. Oberndorf IRA                         07/01/08        Buy      328          34.6500        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      11           34.6600        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      92           34.6700        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      18           34.6800        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      25           34.6900        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      385          34.7000        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      22           34.7100        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      11           34.7200        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      9            34.7300        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      40           34.7400        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      544          34.7500        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      158          34.7600        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      7            34.7700        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      2            34.7800        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      12           34.7900        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      100          34.8000        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      8            34.8100        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      155          34.8200        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      8            34.8300        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      1            34.8400        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      16           34.8500        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      3            34.8600        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      10           34.8700        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      32           34.8800        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      20           34.8900        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      63           34.9000        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      31           34.9100        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      15           34.9200        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      90           34.9300        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      47           34.9400        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      90           34.9500        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      19           34.9600        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      63           34.9700        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      151          34.9800        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      56           34.9900        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      193          35.0000        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      138          35.0100        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      108          35.0200        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      68           35.0300        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      29           35.0400        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      39           35.0500        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      15           35.0600        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      33           35.0700        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      25           35.0800        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      105          35.0900        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      199          35.1000        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      62           35.1100        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      107          35.1200        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      223          35.1300        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      49           35.1400        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      195          35.1500        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      94           35.1600        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      59           35.1700        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      33           35.1800        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      195          35.1900        Open Market/Broker

                                                                                                                 Page 22 of 25 pages
                                                    SCHEDULE I TO SCHEDULE 13D

Reporting Person                                 Date of         Type    Number of     Price Per     Where/How
                                                 Transaction             Shares        Share ($)     Transaction Effected
--------------------------------------------------------------------------------------------------------------------------------
William E. Oberndorf IRA                         07/01/08        Buy      150          35.2000        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      103          35.2100        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      168          35.2200        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      88           35.2300        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      70           35.2400        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      67           35.2500        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      60           35.2600        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      23           35.2700        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      49           35.2800        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      28           35.2900        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      20           35.3000        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      65           35.3100        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      36           35.3200        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      29           35.3300        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      24           35.3400        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      20           35.3500        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      29           35.3600        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      27           35.3700        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      22           35.3800        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      29           35.3900        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      23           35.4000        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      41           35.4100        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      29           35.4200        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      20           35.4300        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      36           35.4400        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      30           35.4500        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      18           35.4600        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      69           35.4700        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      64           35.4800        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      43           35.4900        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      217          35.5000        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      1            35.5200        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      4            35.5300        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      4            35.5400        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      5            35.5600        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      1            35.5800        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      3            35.6200        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      1            35.6300        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      1            35.6400        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      3            35.6500        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      9            35.6600        Open Market/Broker
William E. Oberndorf IRA                         07/01/08        Buy      2            35.6700        Open Market/Broker

SPO Partners II, L.P.                            07/02/08        Buy      5815         35.0900        Open Market/Broker
SPO Partners II, L.P.                            07/02/08        Buy      1112         35.1100        Open Market/Broker
SPO Partners II, L.P.                            07/02/08        Buy      1188         35.1200        Open Market/Broker
SPO Partners II, L.P.                            07/02/08        Buy      9301         35.1300        Open Market/Broker
SPO Partners II, L.P.                            07/02/08        Buy      4356         35.1500        Open Market/Broker
SPO Partners II, L.P.                            07/02/08        Buy      582          35.1600        Open Market/Broker
SPO Partners II, L.P.                            07/02/08        Buy      29590        35.1700        Open Market/Broker
SPO Partners II, L.P.                            07/02/08        Buy      5295         35.1800        Open Market/Broker
SPO Partners II, L.P.                            07/02/08        Buy      9896         35.2300        Open Market/Broker
SPO Partners II, L.P.                            07/02/08        Buy      11529        35.2400        Open Market/Broker
SPO Partners II, L.P.                            07/02/08        Buy      18803        35.2600        Open Market/Broker
SPO Partners II, L.P.                            07/02/08        Buy      2078         35.2700        Open Market/Broker

                                                                                                                 Page 23 of 25 pages
                                                    SCHEDULE I TO SCHEDULE 13D

Reporting Person                                 Date of         Type    Number of     Price Per     Where/How
                                                 Transaction             Shares        Share ($)     Transaction Effected
--------------------------------------------------------------------------------------------------------------------------------
SPO Partners II, L.P.                            07/02/08        Buy      495          35.2800        Open Market/Broker
SPO Partners II, L.P.                            07/02/08        Buy      6487         35.2900        Open Market/Broker
SPO Partners II, L.P.                            07/02/08        Buy      8654         35.3000        Open Market/Broker
SPO Partners II, L.P.                            07/02/08        Buy      9600         35.3200        Open Market/Broker
SPO Partners II, L.P.                            07/02/08        Buy      297          35.3400        Open Market/Broker
SPO Partners II, L.P.                            07/02/08        Buy      9995         35.3700        Open Market/Broker
SPO Partners II, L.P.                            07/02/08        Buy      10007        35.3800        Open Market/Broker
SPO Partners II, L.P.                            07/02/08        Buy      495          35.3900        Open Market/Broker
SPO Partners II, L.P.                            07/02/08        Buy      19793        35.4000        Open Market/Broker
SPO Partners II, L.P.                            07/02/08        Buy      13855        35.4200        Open Market/Broker
SPO Partners II, L.P.                            07/02/08        Buy      49482        35.4300        Open Market/Broker
SPO Partners II, L.P.                            07/02/08        Buy      5845         35.4400        Open Market/Broker
SPO Partners II, L.P.                            07/02/08        Buy      4606         35.4500        Open Market/Broker
SPO Partners II, L.P.                            07/02/08        Buy      13139        35.4600        Open Market/Broker
SPO Partners II, L.P.                            07/02/08        Buy      22960        35.4700        Open Market/Broker
SPO Partners II, L.P.                            07/02/08        Buy      9792         35.4800        Open Market/Broker
SPO Partners II, L.P.                            07/02/08        Buy      20982        35.5000        Open Market/Broker
SPO Partners II, L.P.                            07/02/08        Buy      21376        35.5200        Open Market/Broker
SPO Partners II, L.P.                            07/02/08        Buy      9896         35.5300        Open Market/Broker
SPO Partners II, L.P.                            07/02/08        Buy      6400         35.5500        Open Market/Broker
SPO Partners II, L.P.                            07/02/08        Buy      23356        35.5600        Open Market/Broker
SPO Partners II, L.P.                            07/02/08        Buy      6936         35.5700        Open Market/Broker
SPO Partners II, L.P.                            07/02/08        Buy      2960         35.5800        Open Market/Broker
SPO Partners II, L.P.                            07/02/08        Buy      6928         35.5900        Open Market/Broker
SPO Partners II, L.P.                            07/02/08        Buy      495          35.6000        Open Market/Broker
SPO Partners II, L.P.                            07/02/08        Buy      13459        35.6100        Open Market/Broker
SPO Partners II, L.P.                            07/02/08        Buy      508          35.6300        Open Market/Broker
SPO Partners II, L.P.                            07/02/08        Buy      6532         35.6400        Open Market/Broker
SPO Partners II, L.P.                            07/02/08        Buy      396          35.6500        Open Market/Broker
SPO Partners II, L.P.                            07/02/08        Buy      6334         35.6700        Open Market/Broker
SPO Partners II, L.P.                            07/02/08        Buy      99           35.6800        Open Market/Broker
SPO Partners II, L.P.                            07/02/08        Buy      7026         35.6900        Open Market/Broker
SPO Partners II, L.P.                            07/02/08        Buy      11497        35.7000        Open Market/Broker
SPO Partners II, L.P.                            07/02/08        Buy      2758         35.7300        Open Market/Broker
SPO Partners II, L.P.                            07/02/08        Buy      10078        35.7600        Open Market/Broker
SPO Partners II, L.P.                            07/02/08        Buy      17           35.7700        Open Market/Broker
SPO Partners II, L.P.                            07/02/08        Buy      6020         35.7800        Open Market/Broker
William E. Oberndorf IRA                         07/02/08        Buy      61           35.0900        Open Market/Broker
William E. Oberndorf IRA                         07/02/08        Buy      12           35.1100        Open Market/Broker
William E. Oberndorf IRA                         07/02/08        Buy      12           35.1200        Open Market/Broker
William E. Oberndorf IRA                         07/02/08        Buy      97           35.1300        Open Market/Broker
William E. Oberndorf IRA                         07/02/08        Buy      46           35.1500        Open Market/Broker
William E. Oberndorf IRA                         07/02/08        Buy      6            35.1600        Open Market/Broker
William E. Oberndorf IRA                         07/02/08        Buy      310          35.1700        Open Market/Broker
William E. Oberndorf IRA                         07/02/08        Buy      55           35.1800        Open Market/Broker
William E. Oberndorf IRA                         07/02/08        Buy      104          35.2300        Open Market/Broker
William E. Oberndorf IRA                         07/02/08        Buy      121          35.2400        Open Market/Broker
William E. Oberndorf IRA                         07/02/08        Buy      197          35.2600        Open Market/Broker
William E. Oberndorf IRA                         07/02/08        Buy      22           35.2700        Open Market/Broker
William E. Oberndorf IRA                         07/02/08        Buy      5            35.2800        Open Market/Broker
William E. Oberndorf IRA                         07/02/08        Buy      68           35.2900        Open Market/Broker
William E. Oberndorf IRA                         07/02/08        Buy      91           35.3000        Open Market/Broker
William E. Oberndorf IRA                         07/02/08        Buy      100          35.3200        Open Market/Broker
William E. Oberndorf IRA                         07/02/08        Buy      3            35.3400        Open Market/Broker
William E. Oberndorf IRA                         07/02/08        Buy      105          35.3700        Open Market/Broker

                                                                                                                 Page 24 of 25 pages
                                                    SCHEDULE I TO SCHEDULE 13D

Reporting Person                                 Date of         Type    Number of     Price Per     Where/How
                                                 Transaction             Shares        Share ($)     Transaction Effected
--------------------------------------------------------------------------------------------------------------------------------
William E. Oberndorf IRA                         07/02/08        Buy      105          35.3800        Open Market/Broker
William E. Oberndorf IRA                         07/02/08        Buy      5            35.3900        Open Market/Broker
William E. Oberndorf IRA                         07/02/08        Buy      207          35.4000        Open Market/Broker
William E. Oberndorf IRA                         07/02/08        Buy      145          35.4200        Open Market/Broker
William E. Oberndorf IRA                         07/02/08        Buy      518          35.4300        Open Market/Broker
William E. Oberndorf IRA                         07/02/08        Buy      61           35.4400        Open Market/Broker
William E. Oberndorf IRA                         07/02/08        Buy      48           35.4500        Open Market/Broker
William E. Oberndorf IRA                         07/02/08        Buy      138          35.4600        Open Market/Broker
William E. Oberndorf IRA                         07/02/08        Buy      240          35.4700        Open Market/Broker
William E. Oberndorf IRA                         07/02/08        Buy      102          35.4800        Open Market/Broker
William E. Oberndorf IRA                         07/02/08        Buy      220          35.5000        Open Market/Broker
William E. Oberndorf IRA                         07/02/08        Buy      224          35.5200        Open Market/Broker
William E. Oberndorf IRA                         07/02/08        Buy      104          35.5300        Open Market/Broker
William E. Oberndorf IRA                         07/02/08        Buy      67           35.5500        Open Market/Broker
William E. Oberndorf IRA                         07/02/08        Buy      244          35.5600        Open Market/Broker
William E. Oberndorf IRA                         07/02/08        Buy      73           35.5700        Open Market/Broker
William E. Oberndorf IRA                         07/02/08        Buy      31           35.5800        Open Market/Broker
William E. Oberndorf IRA                         07/02/08        Buy      72           35.5900        Open Market/Broker
William E. Oberndorf IRA                         07/02/08        Buy      5            35.6000        Open Market/Broker
William E. Oberndorf IRA                         07/02/08        Buy      141          35.6100        Open Market/Broker
William E. Oberndorf IRA                         07/02/08        Buy      5            35.6300        Open Market/Broker
William E. Oberndorf IRA                         07/02/08        Buy      68           35.6400        Open Market/Broker
William E. Oberndorf IRA                         07/02/08        Buy      4            35.6500        Open Market/Broker
William E. Oberndorf IRA                         07/02/08        Buy      66           35.6700        Open Market/Broker
William E. Oberndorf IRA                         07/02/08        Buy      1            35.6800        Open Market/Broker
William E. Oberndorf IRA                         07/02/08        Buy      74           35.6900        Open Market/Broker
William E. Oberndorf IRA                         07/02/08        Buy      120          35.7000        Open Market/Broker
William E. Oberndorf IRA                         07/02/08        Buy      29           35.7300        Open Market/Broker
William E. Oberndorf IRA                         07/02/08        Buy      105          35.7600        Open Market/Broker
William E. Oberndorf IRA                         07/02/08        Buy      63           35.7800        Open Market/Broker
SPO Partners II, L.P.                            07/03/08        Buy      990          35.4000        Open Market/Broker
SPO Partners II, L.P.                            07/03/08        Buy      2375         35.4400        Open Market/Broker
SPO Partners II, L.P.                            07/03/08        Buy      3266         35.4500        Open Market/Broker
SPO Partners II, L.P.                            07/03/08        Buy      148          35.4900        Open Market/Broker
SPO Partners II, L.P.                            07/03/08        Buy      20786        35.5000        Open Market/Broker
SPO Partners II, L.P.                            07/03/08        Buy      459          35.5100        Open Market/Broker
SPO Partners II, L.P.                            07/03/08        Buy      297          35.5200        Open Market/Broker
SPO Partners II, L.P.                            07/03/08        Buy      495          35.5300        Open Market/Broker
SPO Partners II, L.P.                            07/03/08        Buy      693          35.5400        Open Market/Broker
SPO Partners II, L.P.                            07/03/08        Buy      28591        35.5500        Open Market/Broker
William E. Oberndorf IRA                         07/03/08        Buy      10           35.4000        Open Market/Broker
William E. Oberndorf IRA                         07/03/08        Buy      25           35.4400        Open Market/Broker
William E. Oberndorf IRA                         07/03/08        Buy      34           35.4500        Open Market/Broker
William E. Oberndorf IRA                         07/03/08        Buy      2            35.4900        Open Market/Broker
William E. Oberndorf IRA                         07/03/08        Buy      215          35.5000        Open Market/Broker
William E. Oberndorf IRA                         07/03/08        Buy      5            35.5100        Open Market/Broker
William E. Oberndorf IRA                         07/03/08        Buy      3            35.5200        Open Market/Broker
William E. Oberndorf IRA                         07/03/08        Buy      5            35.5300        Open Market/Broker
William E. Oberndorf IRA                         07/03/08        Buy      7            35.5400        Open Market/Broker
William E. Oberndorf IRA                         07/03/08        Buy      294          35.5500        Open Market/Broker

                                                             Page 25 of 25 pages

                                  EXHIBIT INDEX

EXHIBIT    DOCUMENT DESCRIPTION
-------    --------------------
A          Agreement Pursuant to Rule 13d-1 (k)

B          Powers of Attorney (previously filed)